Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the use in this Prospectus constituting a part of Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated September 10, 2010, relating to the statements of revenues and certain operating expenses and interest expense of Brownmill LLC for the years ended December 31, 2009, 2008 and 2007, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ EisnerAmper LLP

Edison, New Jersey
October 29, 2010